Consent of Independent Auditors



The Board of Directors
Envirosafe Services, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of EnviroSource, Inc. of our report dated February 28, 1992, relating to the consolidated statements of operations, shareholders' equity and cash flows and related schedules of Envirosafe Services, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of EnviroSource, Inc.



                                        /S/ KPMG PEAT MARWICK

Philadelphia, Pennsylvania
April 6, 1994